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                                                                   Exhibit 10.31

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                            STOCK PURCHASE AGREEMENT

                           dated as of October 1, 2001

                                  by and among

                         INTERACTIVE INTELLIGENCE, INC.

                                       and

                            Donald E. Brown, M.D. and
                                ROBERT A. COMPTON






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                            STOCK PURCHASE AGREEMENT


                  This STOCK PURCHASE AGREEMENT, dated as of October 1, 2001 (this "Agreement"), is by and among Donald E. Brown, M.D. ("Brown"), Robert A. Compton ("Compton"; and together with Brown the "Sellers"), and Interactive Intelligence, Inc., an Indiana corporation (the "Purchaser").

                  WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of Interactive Portal, Inc., an Indiana corporation (the "Company"), that are not owned by the Purchaser (the "Shares"). Brown desires to sell all of his 3,643,423 shares to the Purchaser and Compton desires to sell all of his 513,157 shares to the Purchaser, subject to the terms and conditions set forth in this Agreement; and

                  WHEREAS, the Purchaser wishes to purchase the Shares on the terms and subject to the conditions set forth in this Agreement;

                  NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:


                                    ARTICLE I

                               PURCHASE OF SHARES

                  SECTION 1.01. PURCHASE AND SALE OF SHARES. Subject to the terms and conditions hereof and on the basis of the representations and warranties set forth herein, the Sellers agree to sell to the Purchaser, and the Purchaser agrees to purchase from the Sellers, at the Closing (as hereinafter defined), the Shares in consideration for the receipt by Sellers of the aggregate number of shares of Purchaser's Common Stock, par value $0.01 per share (the "Purchaser Common Stock") determined by dividing (x) the amount of the Company's net book value (I.E., the Company's total assets less total liabilities, each as set forth on the Closing Date Balance Sheet (as hereinafter defined)), multiplied by 0.81, by (y) the closing price per share for Purchaser Common Stock as reported on the Nasdaq National Market on the last trading day that immediately precedes the Closing Date (as hereinafter defined).

                  The Sellers shall receive the following percentages of the total number of shares of Purchaser Common Stock that is to be issued to Sellers in accordance with the last sentence of the previous paragraph (each rounded to the closest whole number of shares):

                     Brown            87.65%
                     Compton          12.35%

The foregoing percentages represent each Seller's pro rata ownership percentage of the Shares.

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                  SECTION 1.02. CLOSING. The closing of the purchase and sale of the Shares (the "Closing") shall take place at the offices of Purchaser, at 10:00 a.m., Indianapolis time, on October 1, 2001, or at such other location, date and time as may be agreed on by the Purchaser and the Sellers (such date and time being referred to herein as the "Closing Date"). At the Closing, each Seller shall deliver to the Purchaser stock certificates endorsed in blank, collectively representing the Shares. The calculation set forth in Section 1.01 to determine the number of shares of Purchaser Common Stock that are to be received by each Seller shall be finalized within three (3) business days following the Closing Date, at which time each Seller shall be notified of such final amounts and of his right to receive a certificate evidencing his shares.


                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES
                                   OF SELLERS

                  Sellers, jointly and severally, represent and warrant to the Purchaser that, except as set forth in the Disclosure Schedule delivered concurrently herewith by Sellers to Purchaser (the "Disclosure Schedule"):

                  SECTION 2.01. ORGANIZATION, QUALIFICATIONS AND POWER.

                  (a) The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the nature of the business conducted by it or the character of the properties owned or leased by it makes such qualification necessary and in which failure to so qualify would have a materially adverse impact on its business.

                  (b) Sellers have previously delivered to the Purchaser copies of the Company's Articles of Incorporation and By-Laws, and such copies are true, correct and complete and contain all amendments through the Closing Date.

                  (c) Each Seller has all requisite power and authority to execute and deliver this Agreement and each other agreement, instrument or document to be executed and delivered by each Seller pursuant hereto (collectively, the "Seller Ancillary Documents"), to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by each Seller and constitutes the valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms. On its execution and delivery by a Seller, each Seller Ancillary Document will constitute the valid and binding obligation of the applicable Seller, enforceable against such Seller in accordance with its terms.


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                  SECTION 2.02. CAPITALIZATION OF THE COMPANY; INVESTMENTS.

                  (a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, of which 5,131,580 shares are issued and outstanding and owned beneficially and of record as follows:

                             Brown            3,643,423
                             Compton            513,157
                             Purchaser          975,000

         Except as set forth in Section 2.02 of the Disclosure Schedule, no shares of capital stock of the Company are reserved for future issuance pursuant to outstanding stock options, warrants, convertible securities or other rights or for any other purpose as of the Closing Date. Each of the issued and outstanding Shares has been duly authorized and validly issued and is fully paid and nonassessable.

                  (b) Sellers, collectively, are the true and lawful owners of, and own all right, title and interest in and to, all of the Shares, free and clear of all liens, charges, security interests, restrictions, claims, and encumbrances ("Liens"). On the sale of the Shares to Purchaser pursuant to this Agreement, all right, title and interest in and to all of the Shares, free and clear of all Liens, will pass to Purchaser on the Closing Date. No person has any right to assert any Lien in any amount against any of the Shares.

                  (c) Except as set forth in Section 2.02 of the Disclosure Schedule, there are no options, warrants or other rights (including registration rights), agreements, arrangements, contracts or other commitments of any character to which any person is a party relating to the issued or unissued capital stock or other equity interests of the Company to grant, issue or sell any shares of the capital stock or other equity interests of the Company by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of any person to (x) repurchase, redeem or otherwise acquire any shares of the capital stock or other equity interests of the Company, or (y) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of the Company. The Company does not own, and has not agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests, of any corporation, limited liability company, partnership, joint venture or other entity. There are no agreements, arrangements, contracts or other commitments of any character (contingent or otherwise) pursuant to which any person is or may become entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company. There are no voting trusts, proxies or other agreements, arrangements, contracts or other commitments by which any person is bound with respect to the voting of any shares of capital stock or other equity interests of the Company.

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                  SECTION 2.03. FINANCIAL STATEMENTS; LIABILITIES. The Company
has furnished to the Purchaser the unaudited balance sheet of the Company (the "Balance Sheet") as of June 30, 2001 (the "Balance Sheet Date") and the related unaudited statements of income and cash flows of the Company for the six-month period ended on the Balance Sheet Date, as well as the unaudited balance sheet and the related unaudited statements of income and cash flows of the Company for the calendar year ending December 31, 2000 (the "Financial Information"). The Financial Information (i) is in accordance with the books and records of the Company, (ii) presents fairly the financial condition of the Company at the respective dates indicated therein and the results of operations and cash flows for the periods specified, and (iii) with the exception of a lack of footnote disclosures, has been prepared in accordance with generally accepted accounting principles consistently applied. The Balance Sheet reflects all liabilities of the Company as of the Balance Sheet Date that are required, under generally accepted accounting principles, to be reflected on a balance sheet. As of the Balance Sheet Date, the Company had no contingent or unasserted liabilities which are not disclosed in the Balance Sheet.

                  The Company has also furnished to the Purchaser an unaudited balance sheet of the Company as of September 30 (the "Closing Date Balance Sheet"), which has been prepared and presented on a basis consistent in all respects (including the principles, practices and methods of accounting) employed in the preparation of the Balance Sheet. The Closing Date Balance Sheet reflects all liabilities of the Company as of the Closing Date that are required, under generally accepted accounting principles, to be reflected on a balance sheet. As of the Closing Date, the Company has no contingent or unasserted liabilities which are not disclosed in the Closing Date Balance Sheet. All reserves reflected on the Closing Date Balance Sheet are adequate and consistent with the reserves customarily maintained by the Company with respect to the matters covered thereby in the ordinary course of business. Except as set forth on the Closing Date Balance Sheet or in Section 2.03 of the Disclosure Schedule, the Company has no liabilities of any kind, whether accrued or unaccrued, contractual, contingent or otherwise.

                  SECTION 2.04. EVENTS SUBSEQUENT TO THE BALANCE SHEET DATE. Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and consistent with its past practices and has not:

                  (a) incurred any debts, obligations or liabilities, absolute, accrued or contingent and whether due or to become due, except (i) current liabilities incurred in the ordinary course of business which (individually or in the aggregate) will not materially and adversely affect the business or properties of the Company and (ii) transactions and obligations contemplated by this Agreement;

                  (b) paid any obligation or liability other than, or discharged or satisfied any liens or encumbrances other than those securing, current liabilities, in each case in the ordinary course of business;

                  (c) declared or made any payment or distribution to its shareholders, or purchased or redeemed any shares of its capital stock, or obligated itself to do so;

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                  (d) mortgaged, pledged or subjected to any Lien any of its assets, tangible or intangible, except in the ordinary course of business;

                  (e) sold, transferred or leased any of its assets, except in the ordinary course of business;

                  (f) suffered any physical damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the properties, business or prospects of the Company;

                  (g) made any loans to any officers, directors or employees;

                  (h) entered into any transaction not in the ordinary course of business; or

                  (i) agreed to do any of the foregoing, other than pursuant to this Agreement.

                  SECTION 2.05. LITIGATION; COMPLIANCE.

                  (a) There is no claim, action, suit, proceeding, arbitration, investigation, hearing or notice of hearing pending or, to the knowledge of either Seller, threatened, by or before any court or governmental or administrative agency or authority or private arbitration tribunal, by, against or involving the Company or its properties, assets, business or personnel, nor, to the knowledge of either Seller, are there any facts that could give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing.

                  (b) The Company has all necessary permits, licenses and other authorizations required to conduct its business as conducted, and the Company has been operating its business pursuant to and in compliance with the terms of all such permits, licenses and other authorizations.

                  (c) The Company is not in violation of, and there is no basis for any claim that the Company is in violation of, any federal, state, local or foreign law, ordinance, rule, regulation, order or decree currently in effect or, to the knowledge of the Sellers, proposed to be adopted. The Company has not received notice from any governmental authority alleging noncompliance with, or any affirmative obligation to correct, either immediately or over a period of time, any state of facts under any law, ordinance, rule, regulation, order or decree, and, to the knowledge of the Sellers, there is no basis for the allegation of any such noncompliance.

                  SECTION 2.06. PROPRIETARY INFORMATION OF THIRD PARTIES. No third party has claimed or has reason to claim that any person employed by or affiliated with the Company has (a) violated or may be violating any of the terms or conditions of his employment, non-competition


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or nondisclosure agreement with such third party, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party or (c) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from the Company which suggests that such a claim might be contemplated.

                  SECTION 2.07. INTELLECTUAL PROPERTY. The Company owns or possesses adequate licenses or other valid rights to use, free and clear of all liens, claims and restrictions, without the obligation to make any payment to others (or the obligation to grant rights to others in exchange), all of the Intellectual Property (as defined herein) used in the conduct of its business, without infringing on or otherwise acting adversely to the right or claimed right of any person under or with respect to the Intellectual Property. Section
2.07 of the Disclosure Schedule sets forth a true and correct list of all of the Intellectual Property of the Company. The conduct of the business of the Company as currently being conducted does not infringe, conflict with, misappropriate or otherwise misuse any rights to Intellectual Property of others. The validity of and title to the Intellectual Property owned by or licensed to the Company has not been questioned in any litigation to which the Company is a party, nor is any such litigation threatened. Neither Seller knows of any unauthorized use, infringement, misappropriation or other misuse by others of any Intellectual Property owned by or licensed to the Company. "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof, and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research, know-how, technical data, customer lists, and business and marketing plans and proposals), (v) all computer software (including data and related documentation), (vi) all other proprietary rights and (vii) all copies and tangible embodiments thereof (in whatever form or medium).

                  SECTION 2.08. TITLE TO PROPERTIES. The Company has good, clear and marketable title to its properties and assets, real or personal, tangible or intangible, and has good title to all leasehold interests, and all such properties and assets are free and clear of mortgages, leases, pledges, security interests, liens, charges, claims, restrictions and other encumbrances (including without limitation, easements and licenses), except for (i) liens for current taxes not yet due and payable, (ii) minor imperfections of title, if any, not material in nature or amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of the Company and (iii) those which are shown on the Closing Date Balance Sheet.

                  SECTION 2.09. LEASEHOLD INTERESTS. Each lease or agreement, as each may be amended as of the date hereof, to which the Company is a party under which it is a lessee of any property, real or personal, is a valid and subsisting agreement, duly authorized and entered into,


                                      -6-

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without any default of the Company thereunder and, to the knowledge of the
Sellers, without any default thereunder of any other party thereto. No event has occurred and is continuing which, with due notice or lapse of time or both, would constitute a default or event of default by the Company under any such lease or agreement or, to the knowledge of the Sellers, by any other party thereto. The Company's possession of such property has not been disturbed and no claim has been asserted against the Company adverse to its rights in such leasehold interests.

                  SECTION 2.10. CONTRACTS. Each agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (collectively, "Contracts") to which the Company is a party is valid, binding and enforceable in accordance with its terms and there is not any existing default or event of default, or any event which, with or without notice or lapse of time or both, would constitute a default under any of such Contracts by the Company or, to the knowledge of Sellers, by any other party thereto. Section
2.10 of the Disclosure Schedule lists all Contracts to which the Company is a party that are not terminable by the Company upon not more than 30 days' notice without any liability to the Company. Sellers have delivered to Purchaser true and complete copies of all such listed Contracts.

                  SECTION 2.11. TAXES. The Company has filed all tax returns, federal, state, county and local, required to be filed by it, and such returns are true, correct and complete in all material respects. The Company has paid all taxes shown to be due by such returns as well as all other taxes, assessments and governmental charges which have become due or payable (except those contested by it in good faith that are listed in the Disclosure Schedule), including, without limitation, all taxes that the Company is obligated to withhold from amounts owing to employees, creditors and third parties. The Company has established adequate reserves (as reflected on the Closing Date Balance Sheet) for all taxes accrued but not yet payable, and there are no material unresolved questions or claims concerning the Company's tax liability. None of the Company's federal income tax returns and none of its state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities. The Company has never had any tax deficiency proposed or assessed against it with respect to the Company's federal, state, county or local taxes and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. No deficiency assessment or proposed adjustment is pending or, to the knowledge of the Sellers, threatened. There is no tax lien, whether imposed by any federal, state, county or local taxing authority, outstanding against the assets, properties or business of the Company. The Company is not now, and never has been, an "S corporation" within the meaning of Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code").

                  SECTION 2.12. ASSUMPTIONS, GUARANTIES, ETC. OF INDEBTEDNESS OF OTHER PERSONS. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in, the debtor, or otherwise to assure the creditor against loss).

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                  SECTION 2.13. TRANSACTIONS WITH AFFILIATES. The Company has no
obligations to its officers, directors, shareholders or employees other than compensation payments for services rendered, reimbursement for reasonable expenses and other standard employee benefits provided in the ordinary course of business. None of the officers, directors or shareholders of the Company or any members of their immediate families are indebted to the Company.

                  SECTION 2.14. BENEFIT PLANS.

                  (a) As used in this Agreement:

                           (i) "Employees" means the employees or former
                  employees of the Company.

                           (ii) "Employee Plans" means any pension, retirement,
                  profit-sharing, deferred compensation, stock purchase, stock option, bonus or other incentive plan, any program, arrangement, agreement or understanding relating to or otherwise providing medical, dental or other health benefits to or for the benefit of Employees, any life insurance, accident, disability, workers' compensation, severance or separation plan, or any other employee benefit plan, including, without limitation, any Plan, and, with respect to all of the above, to which the Company (or any ERISA Affiliate (as hereinafter defined) on behalf of the Company) contributes or is a party or is bound or under which it may have liability and under which Employees are eligible to participate or derive a benefit.

                           (iii) "ERISA" means the Employee Retirement Income
                  Security Act of 1974, as amended from time to time, or any successor statute.

                           (iv) "Plan" means any employee benefit plan (as
                  defined in Section 3(3) of ERISA) maintained, contributed to or required to be contributed to by the Company, or any ERISA Affiliate on behalf of the Employees.

                  (b) Section 2.14 of the Disclosure Schedule sets forth a true, correct and complete list of all of the Employee Plans. Sellers have delivered to Purchaser true and complete copies of all of the Employee Plans, each as amended and in full force and effect. Sellers have also delivered to Purchaser true and complete copies of the summary plan descriptions, trust agreements, annual reports, communications to Employees, insurance contracts, investment management agreements, administration agreements, actuarial reports, financial statements, and determination letters of each Employee Plan. Except as set forth in
         Section 2.14 of the Disclosure Schedule, each such Employee Plan covers only current employees who are employed by the Company (or former employees or beneficiaries with respect to service with the Company). None of the Plans that are welfare plans, within the meaning of Section 3(1) of ERISA, provides for any retiree benefits, and the Company has no obligation to provide health care coverage for any former Employees or dependents, relatives or beneficiaries of former Employees, other than continuation coverage mandated under Section 4980B of the Code or any


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         comparable law.

                  (c) Neither the Company nor any entity which is under common control with the Company within the meaning of Section 4001(b) of ERISA (each, an "ERISA Affiliate"), contributes to, is obligated to contribute to, has ever contributed to, or has ever been obligated to contribute to, and none of the Employees is a participant in, any Employee Plan subject to Title IV of ERISA.

                  (d) Neither the Company nor any ERISA Affiliate contributes to, is obligated to contribute to, has ever contributed to, or has ever been obligated to contribute to, and none of the Employees is a participant in, any multiemployer plan, within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA.

                  (e) Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter as to such qualification, has been amended to meet the requirements of such section applicable since such determination or remains within the remedial amendment period for such amendments, and has been operated in compliance with the requirements of Section 401(a) of the Code. Each Employee Plan subject to or intended to meet the requirements of
         Section 401(k), Section 125 or Section 4980B of the Code is in compliance with all requirements of such Sections as are applicable to such Plan.

                  (f) All contributions and other payments required to be made to any Employee Plan have been made, or reserves adequate for such contributions or other payments have been set aside therefor on the Closing Date Balance Sheet. The Company has paid all liabilities for insurance premiums for benefits provided on or prior to the Closing Date under the insured Employee Plans and has paid all amounts due prior to the Closing Date as contributions under each Employee Plan that is a pension plan within the meaning of Section 3(2) of ERISA. There are no outstanding liabilities under any Employee Plan other than liabilities for benefits to be paid in the ordinary course to participants in such Plan and their beneficiaries. The Company has complied in all respects with all obligations required to be performed under all Employee Plans.

                  (g) No event has occurred, and there exists no condition or set of circumstances in connection with any Employee Plan, under which the Company could be subject to any risk of liability under ERISA Sections 409, 502(i), or 502(l), ERISA Title IV, or Section 4975 of the Code.

                  (h) There are no pending or, to the knowledge of Sellers or the Company, threatened claims by or on behalf of any Employee Plan, by any person covered thereby or otherwise, which allege violations of law which could reasonably be expected to result in liability of any Employee Plan or any fiduciary thereof, nor is there any basis for such a claim. Other than routine claims for benefits, there is no pending or threatened assessment, complaint, proceeding, claim, audit or investigation of any kind in any court or governmental agency with respect to any Employee Plan.

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                  (i) Each Employee Plan may be amended or terminated by the
         Company on or at any time prior to or after the Closing Date and the Company has made no commitments that would limit its or the Purchaser's right to terminate or amend any Employee Plan at any time without the consent of any person or entity and without incurring material liability to the Sellers, the Company or the Purchaser.

                  (j) The Company is not currently, and at no time has the Company been, a member of a controlled group, as defined in Section 412(n)(6)(B) of the Code, with any other enterprise.

                  SECTION 2.15. LABOR MATTERS.

                  (a) Except as set forth in Section 2.15 of the Disclosure Schedule, there are (1) no employment contracts or agreements for a specified duration, agreements providing for severance or other benefits in the event of termination, or agreements establishing a standard of just cause for dismissal between the Company and any of the current or former Employees; and (2) no agreements with any professional employer organizations or other payroll, human resources or employment agencies or organizations relating to the employment of the Employees or under which the Company could have any liability or obligation. The Company has never been a party to or bound by any collective bargaining or similar agreement with any labor organization.

                  (b) Sellers have delivered to Purchaser a true and complete copy of the Company's severance policies applicable to the Employees. Except as set forth in such severance policies, on termination of the employment of any of the Employees prior to the Closing Date, in conjunction with the matters contemplated by this Agreement or otherwise, neither the Company nor Purchaser will be liable, directly or indirectly, to any of the terminated Employees for severance pay or other severance benefits, whether by policy, benefit plan, practice or contract.

                  (c) The Company has never undergone an event that would be considered a "plant closing" or "mass layoff" under the WARN Act or trigger application of any similar state or local law, and the termination of all Company employees in conjunction with this transaction will not be considered such an event or trigger such application.

                  SECTION 2.16. ENVIRONMENTAL PROTECTION. The Company has not caused or allowed, or contracted with any party for, the generation, use, transportation, treatment, storage or disposal of any Hazardous Substances (as hereinafter defined) in connection with the operation of its business or otherwise. The Company, the operation of its business, and any real property that the Company leases or otherwise occupies or uses (the "Premises") are in compliance with all applicable Environmental Laws (as hereinafter defined) and orders or directives of any governmental authorities having jurisdiction under such Environmental Laws, including, without limitation, any Environmental Laws or orders or directives with respect to any use, cleanup or remediation of Hazardous Substances. The Company has not received any


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citation, directive, letter or other communication, written or oral, or any notice of any proceeding, claim or lawsuit, from any person arising out of the ownership or occupation of the Premises, or the conduct of its operations, and neither of the Sellers is aware of any basis therefor. The Company has not caused or allowed a release, or a threat of release, of any Hazardous Substance onto, at or near the Premises, except as permitted or allowed by Environmental Laws, and, to the knowledge of the Sellers, neither the Premises nor any property at or near the Premises has ever been subject to a release, or a threat of release, of any Hazardous Substance, except as permitted or allowed by Environmental Laws. For the purposes of this Agreement, the term "Environmental Laws" shall mean any federal, state or local law or ordinance or regulation pertaining to the protection of human health, safety or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601, ET SEQ., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001, ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901, ET SEQ., the Clean Air Act, 42 U.S.C. Sections 7401, ET SEQ., the Clean Water Act, 33 U.S.C. Sections 1251, ET SEQ., and the Toxic Substances Control Act, 15 U.S.C. Sections 2601, ET SEQ.; and the term "Hazardous Substances" shall include oil and petroleum products, asbestos, polychlorinated biphenyls, urea formaldehyde and any other materials classified as hazardous or toxic under any Environmental Laws.

                  SECTION 2.17. BOOKS AND RECORDS. The books, records and accounts of the Company (a) are true and complete in all material respects, (b) have been maintained in accordance with good business practices and in compliance with all laws, ordinances, rules, regulations, orders and decrees applicable to the Company's business, (c) accurately present and reflect material transactions to which the Company is or has been a party and (d) are accurately reflected in the Financial Information. The minute books of the Company contain accurate records of all official meetings, and accurately reflect all other corporate proceedings, of the shareholders and the directors of the Company.

                  SECTION 2.18. INVESTMENT REPRESENTATIONS. Each Seller (a) is an "accredited investor" within the meaning of Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act") and was not organized for the specific purpose of acquiring the Purchaser Common Stock; (b) is domiciled in the State of Indiana; (c) is acquiring the Purchaser Common Stock for his own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof; and (d) understands that (i) the Purchaser Common Stock has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration requirements of the Securities Act, and (ii) the Purchaser Common Stock must be held indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration.

                  SECTION 2.19. DISCLOSURE. Sellers have not knowingly withheld from the Purchaser any material facts relating to the assets, business, operations, financial condition or prospects of the Company. No representation or warranty in this Agreement, the Disclosure Schedule, or any Seller Ancillary Document contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading.

                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to Sellers that:

                  SECTION 3.01. AUTHORIZATION OF AGREEMENTS, ETC. The execution and delivery by the Purchaser of this Agreement and the Purchaser Ancillary Documents to be delivered by the Purchaser, and the performance by the Purchaser of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate action of the Purchaser and will not violate the Articles of Incorporation or By-Laws of the Purchaser or any provision of any agreement or other instrument to which the Purchaser is bound.

                  SECTION 3.02. VALIDITY. This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. Each Purchaser Ancillary Document to which the Purchaser is a party, when executed and delivered in accordance with this Agreement, will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms. The Purchaser Common Stock to be issued to Sellers has been duly authorized and will be validly issued, fully paid and nonassessable.

                  SECTION 3.03. PERIODIC REPORTS. Purchaser files periodic reports under Section 13 of the Exchange Act with the Securities and Exchange Commission ("SEC") (such reports are collectively referred to herein as the "Purchaser Reports"). As of their respective dates, the Purchaser Reports previously filed with the SEC did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV

                                    COVENANTS

                  SECTION 4.01. FURTHER ASSURANCES. Sellers shall execute and deliver such other instruments and take such other actions as Purchaser reasonably may request in order to better effect the transactions contemplated by this Agreement and to satisfy each of the conditions set forth in Section 5.01.

                  SECTION 4.02. BENEFITS. Effective as of the Closing Date, Sellers shall cause the Company to terminate participation in and sponsorship of all Plans, Employee Plans and all other arrangements sponsored, offered, maintained or contributed to by the Company for the benefit of the Employees, and shall assist Purchaser with all steps necessary or appropriate to wind down the operations of any such plan or arrangement. Prior to the Closing Date, Sellers shall take all necessary steps to cause the Company to terminate the Company's stock option plan and to cause all outstanding stock options issued under that plan to be terminated or cancelled. In addition, Sellers also agree to assist Purchaser in winding down the business and affairs of the Company after the Closing, to the extent requested by Purchaser.

                  For notices, payments and benefits related to events occurring on or prior to the Closing Date, Sellers shall be responsible for ensuring that the insurers, professional employer organizations or other providers of health and other employee benefits coverage (including coverage provided pursuant to agreements with professional employer organizations or other payroll or human resources-related entities) offered to Employees prior to the Closing Date (whether through the Employee Plans or otherwise) provide all notices required to be given to Employees pursuant to Section 4980B of the Code ("COBRA"), and/or
Section 402(f) of the Code ("Rollover Notice") and provide any payments or benefits required pursuant to such laws or on account of violation of the requirements of such laws.

                  Notwithstanding anything herein to the contrary, Sellers shall retain responsibility for, and indemnify, defend and hold the Purchaser harmless from, any liability for violations of any legal requirements applicable to any Employee Plans occurring on or prior to the Closing Date, including without limitation the plan qualification requirements of the Code, the fiduciary responsibility rules of ERISA, applicable reporting and disclosure requirements, the prohibited transaction rules of ERISA and the Code, the requirements of COBRA and HIPAA, and the requirements for tax-favored treatment applicable to any self-insured medical plan, dependent care assistance plan and Section 125 cafeteria plan. The provisions of this paragraph shall not be subject to the limitations set forth in Section 6.03.

                  SECTION 4.03. EMPLOYMENT MATTERS. Effective no later than the close of business on the final business day prior to the Closing Date, Sellers shall cause the Company to terminate the employment of all Employees. In addition, Sellers shall cause the Company, prior to the Closing Date, to terminate any agreements with other entities with regard to the employment of those Employees, including but not limited to agreements with any professional employer organizations or other payroll, human resources or employment agencies or organizations relating to the employment of the Employees or under which the Company could have any liability or obligation. The Closing Date Balance Sheet shall contain accruals for all payments to be made after the Closing Date to all Employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company up through their date of termination from employment and any amounts required to be reimbursed to such Employees after the Closing Date.

                                    ARTICLE V

                                   CONDITIONS

                  SECTION 5.01. CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to purchase and pay for the Shares is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived at the option of the Purchaser:

                  (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties contained in Article II and in any Seller Ancillary Document shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                  (b) PERFORMANCE. The Sellers shall have performed all obligations and agreements and complied with all covenants to be performed or complied with by them on or before the Closing Date pursuant to this Agreement or any Seller Ancillary Document.

                  (c) CLOSING CERTIFICATES. The Purchaser shall have received a certificate of each Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser and its counsel, certifying that (i) the conditions set forth in Section 5.01(a) and 5.01(b) have been satisfied.

                  (d) PROCEEDINGS SATISFACTORY. All actions, proceedings, instruments and documents required to carry out the transactions contemplated by this Agreement or incidental hereto, and all other related legal matters, shall be reasonably satisfactory to counsel to the Purchaser, and such counsel shall have been furnished with such other instruments and documents as they shall have reasonably requested.

                  (e) APPROVAL OF THE SPECIAL COMMITTEE AND BOARD. Purchaser shall have obtained the approval of the Special Committee of the Board of Directors, and the Board of Directors, of Purchaser to enter into this Agreement and the Purchaser Ancillary Documents.

                  (f) OTHER APPROVALS. All consents, authorizations and approvals, waivers or exemptions, and filings and registrations, required to be obtained from or made with any person in connection with the execution, delivery and performance by the Sellers of this Agreement and the Seller Ancillary Documents and the consummation by the Sellers of the transactions contemplated hereby and thereby shall have been obtained or made.

                  (g) ROYALTY AGREEMENTS. Each Seller shall have entered into a royalty agreement with the Purchaser (collectively, the "Royalty Agreements") for the payment of royalties on certain future sales of certain products of the Purchaser, upon terms and conditions that are satisfactory to the applicable Seller and to the Purchaser.

                  (h) REPURCHASE OF SHARES BY BROWN. Brown shall have repurchased all of the shares of stock of the Company that he previously gifted to various family members so that he holds 3,624,738 shares immediately prior to the Closing.

                  SECTION 5.02. CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to consummate the transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of each of the following conditions, each of which may be waived at the option of the Sellers:

                  (a) REPRESENTATIONS AND WARRANTIES TO BE TRUE AND CORRECT. The representations and warranties contained in Article III and any Purchaser Ancillary Document shall be true, complete and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

                  (b) PERFORMANCE. The Purchaser shall have performed all obligations and agreements and complied with all covenants to be performed or complied with by it on or before the Closing Date pursuant to this Agreement or any Purchaser Ancillary Document.

                  (c) ROYALTY AGREEMENT. Each Seller and the Purchaser shall have entered into a Royalty Agreement.


                                   ARTICLE VI

                                 INDEMNIFICATION

                  SECTION 6.01. INDEMNIFICATION BY SELLERS. Subject to Section 6.3, each Seller, jointly and severally, hereby agrees to indemnify Purchaser and its respective affiliates, officers, directors, employees, shareholders, agents and representatives against, and agrees to hold them harmless from, any out-of-pocket loss, liability, claim, damage or expense (including reasonable legal fees and expenses) (collectively, "Damages"), as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

                  (a) Any breach on the part of either Seller of any representation or warranty contained in this Agreement or any Seller Ancillary Document;

                  (b) Any breach of any covenant of either Seller contained in this Agreement or any Seller Ancillary Document;

                  (c) Any deficiency in or underpayment of any Company taxes attributable to any pre-Closing tax period;

                  (d) Any and all liabilities associated with any failure to provide COBRA coverage to any Employee who incurs a qualifying event on or prior to the Closing Date, and any other failure to perform their obligations under this Agreement or other applicable law in relation to any Employee Plan;

                  (e) Any and all liabilities and obligations of the Company arising out of the pre-Closing operation of the Company, including without limitation all liabilities for outstanding Company stock options and liabilities under Contracts not terminable on not more than 30 days' notice without liability to the Company, except to the extent accrued on the Closing Date Balance Sheet; and

                  (f) Any and all reasonable costs, expenses and all other Damages (including any reasonably foreseeable consequential Damages) incurred by Purchaser in remedying any breach, misrepresentation, deficiency, underpayment, nonperformance or inaccuracy described above, including, by way of illustration and not limitation, all legal and accounting fees, other professional fees or expenses, and all filing fees and collection costs incident thereto and all such fees, costs and expenses incurred in connection with investigating and defending claims which, if successfully prosecuted, would have resulted in Damages.

                  SECTION 6.02. INDEMNIFICATION BY PURCHASER. Subject to Section 6.3, Purchaser hereby agree to indemnify Sellers and Sellers' agents and representatives against, and agrees to hold them harmless from, any Damages, as incurred, for or on account of or arising from or in connection with or otherwise with respect to:

                  (a) Any breach on the part of Purchaser of any representation or warranty contained in this Agreement or any Purchaser Ancillary Document;

                  (b) Any breach of any covenant of Purchaser contained in this Agreement or any Purchaser Ancillary Document; and

                  (c) Any and all reasonable costs, expenses and all other Damages (including reasonably foreseeable consequential Damages) incurred by either Seller in remedying any breach, misrepresentation, nonperformance or inaccuracy described above, including, by way of illustration and not limitation, all legal and accounting fees, other professional fees or expenses, and all filing fees and collection costs incident thereto, and all such fees, costs and expenses incurred in connection with investigating and in defending claims which, if successfully prosecuted, would have resulted in Damages.

                  SECTION 6.03. LIMITATION ON INDEMNIFICATION OBLIGATIONS. Notwithstanding the other provisions of this Article VI,

                 (a) Sellers shall not be liable to indemnify Purchaser for its Damages unless Purchaser notifies Sellers in writing of its claim or potential claim for indemnification not later than the date which is 18 months after the Closing Date.

                 (b) Purchaser shall not be liable to indemnify either Seller for his Damages unless such Seller notifies Purchaser in writing of his claim or potential claim for indemnification not later than the date which is 18 months after the Closing Date.

                  SECTION 6.04 RIGHT OF OFFSET. Purchaser shall have the right to offset against any payments under the Royalty Agreements any amounts due from Sellers under this Article VI.


                                   ARTICLE VI

                                  MISCELLANEOUS

                  SECTION 7.01. PARTIES IN INTEREST. All representations, covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Purchaser shall inure to the benefit of any and all subsequent holders from time to time of Shares.

                  SECTION 7.02. SURVIVAL OF AGREEMENTS. All covenants, agreements, representations and warranties of the parties made in this Agreement, any Seller Ancillary Document or any Purchaser Ancillary Document shall survive the execution and delivery of this Agreement, any investigation at any time made by the Purchaser or on its behalf, the issuance, sale and delivery of the Shares. All statements made by any party in this Agreement, any Seller Ancillary Document or any Purchaser Ancillary Document shall be deemed to constitute representations and warranties made by the party making such statement.

                  SECTION 7.03. NOTICES. All notices and other communications that are required or permitted to be given under this Agreement shall be in writing and shall be delivered personally, mailed by certified or registered mail, return receipt requested, sent by reputable overnight courier or sent by confirmed telecopier, addressed as follows:

                  (a) if to Brown, at 832 Alverna Drive, Indianapolis, Indiana 46260;

                  (b) if to Compton, at 2847 Kessler Circle West, Germantown, Tennessee 38139;

                  (c) if to the Purchaser, at 8909 Purdue Road, Indianapolis, Indiana 46268, Attention: Chief Financial Officer;

or to such other address and/or such other addressee as any of the above shall have specified by notice hereunder. Each notice or other communication that shall be delivered personally, mailed, sent by overnight courier or telecopied in the manner described above shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

                  SECTION 7.04. ASSIGNMENT. Neither Seller may assign any of his rights or obligations hereunder without the express written consent of the Purchaser.

                  SECTION 7.05. REMEDIES. If any party to this Agreement obtains a judgment against any party hereto by reason of any breach of this Agreement or the failure of such other party to comply with the provisions hereof, a reasonable attorneys' fee as fixed by the court shall be included in such judgment. No remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative or shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.

                  SECTION 7.06. WAIVER. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any further breach of the provision so waived or of any other provision of this Agreement. No extension of time for the performance of any obligation or act hereunder shall be deemed an extension of time for the performance of any other obligation or act. The waiver by any party of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement.

                  SECTION 7.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without giving effect to its conflicts of law rules.

                  SECTION 7.08. ENTIRE AGREEMENT. This Agreement, including the Disclosure Schedule, the Seller Ancillary Documents, the Purchaser Ancillary Documents and the Royalty Agreements constitute the entire agreement of the parties with respect to the subject matter hereof.

                  SECTION 7.09. COUNTERPARTS. This Agreement may be executed in the original or by facsimile in any number of counterparts, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page. Any signature page of this Agreement may be detached from any counterpart of this Agreement without impairing the legal effect of any signature thereon and may be attached to another counterpart of this Agreement identical in form hereto and having attached to it one or more additional signature pages.

                  SECTION 7.10. AMENDMENTS. This Agreement may not be amended, modified or changed in any respect without the written consent of the Company and the approval of the Purchaser.

                  SECTION 7.11. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

                  SECTION 7.12. HEADINGS. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provision of this Agreement.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




                                      -19

                  IN WITNESS WHEREOF, the Sellers and the Purchaser have executed this Agreement as of the day and year first above written.

                                     /s/ Donald E. Brown
                                     ------------------------------------
                                     Donald E. Brown, M.D.


                                     /s/ Robert A. Compton
                                     ------------------------------------
                                     Robert A. Compton


                                     INTERACTIVE INTELLIGENCE, INC.



                                     By: /s/ Michael J. Tavlin
                                         --------------------------------
                                     Printed: Michael J. Tavlin
                                              ---------------------------
                                     Title: Senior VP & CEO
                                            -----------------------------




                                     -20-